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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX NAMES TIM FORD AS PRESIDENT,

TEREX AERIAL WORK PLATFORMS

WESTPORT, CT, October 3, 2006 -- Terex Corporation (NYSE:TEX) today announced that Tim Ford has joined the Company as President, Terex Aerial Work Platforms. Mr. Ford will be based in Westport, Connecticut and will report directly to the Company’s Chairman and Chief Executive Officer, Ronald M. DeFeo, and through December 31, 2006, also to Robert Wilkerson. Mr. Wilkerson, who has been serving as President, Terex Aerial Work Platforms, will continue with the Company reporting to Mr. DeFeo, and will help with customer and other growth initiatives.

Mr. DeFeo commented, “I am pleased to welcome Tim to this critical leadership role where he will be a key contributor to the future success of Terex. His demonstrated leadership ability and experience with implementing lean initiatives will be instrumental in further expanding the global footprint of the Terex Aerial Work Platforms segment and continuing to drive down costs. Tim also has the right personality to take charge of Genie and the rest of the AWP segment, as he is a great people person and a strong customer advocate.”

Prior to joining Terex, Mr. Ford was most recently Executive Vice President of The Toro Company, a $1.8 billion lawn care and turf maintenance product and service provider and, prior to Toro, held various senior management positions with Honeywell International. Mr. Ford began his career at General Electric, progressing through a series of positions in a variety of disciplines culminating in General Manager, GE Lighting. Mr. Ford has a BS in Business from the University of Maine and an MBA from Bentley College.

Commenting on Mr. Wilkerson’s changing role, Mr. DeFeo said, “Bob has been a team member of Genie for 35 years and the leader of the organization for most of this time. He has had a remarkable record of business building and has been the driving force in the success of Genie since its acquisition by Terex. The entire Terex organization is appreciative of his efforts. However, Bob is not leaving Terex. He will be focusing on new and special initiatives throughout the Company to help Terex on our continuous improvement journey.”

Terex Corporation is a diversified global manufacturer with 2005 revenue of $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com